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                                                                     EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT

                       TO THE ARTICLES OF INCORPORATION OF

                             FIN SPORTS U.S.A., INC.

             We, the undersigned, Wayne Bassham, President, and Kent Faulkner, Secretary, of Fin Sports U.S.A., Inc., a Nevada corporation (the "Corporation"), do hereby certify:

                                        I

             The name of the Corporation is Fin Sports U.S.A., Inc.

                                       II

             The following amendments to the Articles of Incorporation of the Corporation were duly adopted by Board of Directors and the written consent of stockholders of the Corporation owning in excess of a majority of the outstanding voting securities of the Corporation on November 3, 1999, pursuant to Sections 78.315 and 78.320 of the Nevada Revised Statutes:

             First: The name of the Corporation is Lifef/x, Inc.

                                       III

             The number of shares entitled to vote on the amendments was 1,083,324.

                                       IV

             The number of shares voted in favor of the amendments was 1,030,338, with none opposing and none abstaining.

             IN WITNESS THEREOF, the undersigned officers of the Corporation, certifying that the foregoing is true and correct under penalty of perjury, have set their hands this 14th day of December, 1999.

                                            /s/ Wayne Bassham
                                            ----------------------------------
                                            Wayne Bassham, President

                                            /s/ Kent Faulkner
                                            ----------------------------------
                                            Kent Faulkner, Secretary